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                                                                    Exhibit 99.1

                 Starwood Completes $3.0 Billion Sale of Caesars

WHITE PLAINS, N.Y., Dec. 30 -- Starwood Hotels & Resorts Worldwide, Inc. (NYSE:
HOT) announced today that it has completed the previously announced sale of Caesars World, Inc. to Park Place Entertainment Corporation (NYSE: PPE) for approximately $3.0 billion in cash.

"We are delighted to have completed this transaction on schedule and at an attractive price for our shareowners" said Barry S. Sternlicht, Chairman and CEO of Starwood. "Since the ITT acquisition we've completed the sale of over $6.5 billion of primarily non-core assets as we continue to strengthen our balance sheet and free up resources for other corporate uses, including high return renovations, opportunistic acquisitions and share repurchase."

Ronald C. Brown, Executive Vice President and CFO of Starwood said, "immediate plans for the proceeds from the sale include the repayment of $2.5 billion of high cost debt with a current interest rate of more than nine percent. The balance will initially be used to pay down our bank revolver. This will immediately and significantly enhance the company's credit statistics. In addition, we continue to target more than $500 million in incremental asset sales, including the previously announced sale of the Desert Inn in Las Vegas to Sun International, adding additional investment capacity for growth opportunities and share repurchase."

Starwood, through its subsidiaries, owns, manages and franchises hotels under its St. Regis, The Luxury Collection, Westin, Sheraton, Four Points and W brands. Starwood is one of the leading hotel and leisure companies in the world with more than 700 hotels in 77 countries and 120,000 employees at its owned and managed properties.

(Note: This release contains certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are no guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated at the time the forward-looking statements are made, including, without limitation, risks and uncertainties associated with the following: the continued ability of Starwood Hotels & Resorts (the "Trust") to qualify for taxation as a REIT; Starwood's integration of the assets and operations of ITT Corporation and Westin Hotels & Resorts; completion, terms and timing of future acquisitions and dispositions; the availability of capital for acquisitions and for renovations; execution of hotel renovation and expansion programs; the ability to maintain existing management, franchise or representation agreements and to obtain new agreements on current terms; competition within the lodging industry; the cyclicality of the real estate business and the hotel business; foreign exchange fluctuations; general real estate and national and international economic conditions; political, financial and economic conditions and uncertainties in countries in which Starwood owns property or operates; the ability of Starwood, owners of properties it manages or franchises and others with which it does business to address the Year 2000 issue, and the costs associated therewith; the adoption by several European countries of the euro as their national currency; and the other risks and uncertainties set forth in the annual, quarterly and current reports and proxy statements of Starwood. Starwood undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.)